As filed with the Securities and Exchange Commission on July 13, 2026

Registration No. 333-205309

Registration No. 333-225942

Registration No. 333-232906

Registration No. 333-240156

Registration No. 333-258434

Registration No. 333-266478

Registration No. 333-273590

Registration No. 333-281117

Registration No. 333-289068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-205309

FORM S-8 REGISTRATION STATEMENT NO. 333-225942

FORM S-8 REGISTRATION STATEMENT NO. 333-232906

FORM S-8 REGISTRATION STATEMENT NO. 333-240156

FORM S-8 REGISTRATION STATEMENT NO. 333-258434

FORM S-8 REGISTRATION STATEMENT NO. 333-266478

FORM S-8 REGISTRATION STATEMENT NO. 333-273590

FORM S-8 REGISTRATION STATEMENT NO. 333-281117

FORM S-8 REGISTRATION STATEMENT NO. 333-289068

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	52-1984749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Spring Street Silver Spring, MD	20910
(Address of principal executive offices)	(Zip Code)

UNITED THERAPEUTICS CORPORATION

2015 STOCK INCENTIVE PLAN

UNITED THERAPEUTICS CORPORATION

AMENDED AND RESTATED
2015 STOCK INCENTIVE PLAN

UNITED THERAPEUTICS CORPORATION

2026 STOCK INCENTIVE PLAN

(Full title of the plans)

Paul A. Mahon, Executive Vice President and General Counsel

United Therapeutics Corporation

1000 Spring Street

Silver Spring, MD 20910
(301) 608-9292
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover, Esq.	John S. Hess, Jr., Esq.
Gibson, Dunn & Crutcher LLP	Executive Vice President and Deputy General Counsel
1700 M Street, N.W.	United Therapeutics Corporation
Washington, D.C. 20036	1735 Connecticut Avenue, N.W.
(202) 955-8500	Washington, D.C. 20009
(202) 483-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

United Therapeutics Corporation, a Delaware public benefit corporation (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (No. 333-205309) with the Securities and Exchange Commission (the “Commission”) on June 29, 2015 (the “First Registration Statement”) to register 6,150,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible individuals under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”).

On June 28, 2018, the Company filed a registration statement on Form S-8 (No. 333-225942) with the Commission (the “Second Registration Statement”) to register 2,900,000 shares of Common Stock issuable to eligible individuals under the Company’s Amended and Restated 2015 Stock Incentive Plan, the successor to the 2015 Plan (the “A&R 2015 Plan”, and, together with the 2015 Plan, the “Prior Plan”).

On July 31, 2019, the Company filed a registration statement on Form S-8 (No. 333-232906) (the “Third Registration Statement”) with the Commission to register 450,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On July 29, 2020, the Company filed a registration statement on Form S-8 (No. 333-240156) (the “Fourth Registration Statement”) with the Commission to register 500,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On August 4, 2021, the Company filed a registration statement on Form S-8 (No. 333-258434) (the “Fifth Registration Statement”) with the Commission to register 1,000,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On August 3, 2022, the Company filed a registration statement on Form S-8 (No. 333-266478) (the “Sixth Registration Statement”) with the Commission to register 500,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On August 2, 2023, the Company filed a registration statement on Form S-8 (No. 333-273590) (the “Seventh Registration Statement”) with the Commission to register 1,000,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On July 31, 2024, the Company filed a registration statement on Form S-8 (No. 333-281117) (the “Eighth Registration Statement”) with the Commission to register 1,320,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On July 30, 2025, the Company filed a registration statement on Form S-8 (No. 333-289068) (the “Ninth Registration Statement” and, together with the First Registration Statement, Second Registration Statement, Third Registration Statement, Fourth Registration Statement, Fifth Registration Statement, Sixth Registration Statement, Seventh Registration Statement and Eight Registration Statement, the “Prior Registration Statements”) with the Commission to register 950,000 shares of Common Stock issuable to eligible individuals under the A&R 2015 Plan.

On June 26, 2026 (the “Effective Date”), the Company’s 2026 Stock Incentive Plan (the “2026 Plan”) became effective upon its approval by the Company’s shareholders. Under the terms of the 2026 Plan: (a) as of the Effective Date, no new awards may be granted under the Prior Plan (although outstanding awards granted under the Prior Plan prior to the Effective Date (the “Outstanding Awards”) will remain outstanding in accordance with their terms and those of the Prior Plan) and (b) any shares of Common Stock that remain available for grant under the Prior Plan as of the Effective Date plus any shares of Common Stock subject to Outstanding Awards that on or after the Effective Date are canceled, expired, forfeited, settled in cash or otherwise not issued will become available for issuance pursuant to awards granted under the 2026 Plan (any such shares of Common Stock that become available for issuance under the 2026 Plan in accordance with this clause (b), the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may become issuable under the 2026 Plan will not exceed 7,355,385 shares of Common Stock.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements and in accordance with Compliance and Disclosure Interpretation 126.43, the Company is filing this Post-Effective Amendment to the Prior Registration Statements to cover the offer and sale of the Rollover Shares under the 2026 Plan. No additional securities are being registered by this Post-Effective Amendment. The Company is concurrently filing a separate registration statement on Form S-8 to register the new shares of Common Stock for offer or sale pursuant to the 2026 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.             Plan Information*

Item 2.             Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 25, 2026;

(2)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 6, 2026;

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on January 22, 2026, March 9, 2026, March 30, 2026, and June 29, 2026; and

(4)	The description of the Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 21, 2024, together with any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or to be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

As permitted by Delaware law, the Company’s certificate of incorporation provides that no director will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) willful or negligent violations of certain provisions of the Delaware General Corporation Law (the “DGCL”) imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company believes that indemnification under its certificate of incorporation and bylaws covers negligence and gross negligence on the part of indemnified parties. The Company also has the power to purchase and maintain insurance for such directors and officers, and currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify such directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company or in its right, arising out of such person’s services as a director or officer of the Company, any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request to the fullest extent permitted by law.

The foregoing discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on October 1, 2021)
4.2	Eleventh Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on January 22, 2026)
5.1	Opinion of counsel*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of counsel (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
99.1	United Therapeutics Corporation 2026 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 29, 2026)
99.2	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 27, 2025)
99.3	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 27, 2024)
99.4	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 28, 2023)
99.5	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 28, 2022)
99.6	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 25, 2021)
99.7	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 29, 2020)
99.8	United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 28, 2019)
99.9	Amended and Restated United Therapeutics Corporation 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 28, 2018)

99.10	United Therapeutics Corporation 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 29, 2015)

* Filed herewith

Item 9.              Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this 13th day of July, 2026.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt, Ph.D.
Chairperson and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martine A. Rothblatt, Ph.D., James C. Edgemond and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this this Post-Effective Amendment to the Prior Registration Statements and, any and all amendments (including post-effective amendments) thereto and any subsequent registration statement the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act to register additional awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Martine A. Rothblatt	Chairperson and Chief Executive Officer (Principal Executive Officer)	July 13, 2026
Martine A. Rothblatt, Ph.D.

/s/ James C. Edgemond	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 13, 2026
James C. Edgemond

/s/ Christopher Causey	Director	July 13, 2026
Christopher Causey

/s/ Richard Giltner	Director	July 13, 2026
Richard Giltner

/s/ Ray Kurzweil	Director	July 13, 2026
Ray Kurzweil

/s/ Jan Malcolm	Director	July 13, 2026
Jan Malcolm

/s/ Linda Maxwell	Director	July 13, 2026
Linda Maxwell

/s/ Nilda Mesa	Director	July 13, 2026
Nilda Mesa

/s/ Judy Olian	Director	July 13, 2026
Judy Olian

/s/ Christopher Patusky	Director	July 13, 2026
Christopher Patusky

/s/ Louis Sullivan	Director	July 13, 2026
Louis Sullivan

/s/ Tommy Thompson	Director	July 13, 2026
Tommy Thompson

/s/ Kevin Tracey	Director	July 13, 2026
Kevin Tracey